STOCK PURCHASE AGREEMENT

This agreement is by and between

(the "Vendor")

And

Ore-More Resources Inc.

(the "Purchaser")

WHEREAS the parties wish to enter into a transaction whereby the Purchaser will acquire shares of common stock and warrants in the capital of Cougar Energy, Inc, (the "Shares and Warrants") from the Vendor to purchaser in a private transaction on the terms and conditions set out herein:

NOW AND THEREFORE IN CONSIDERATION of the mutual covenants and other good and valuable consideration, the purchaser and Vendor agree as follows:

1.
The Purchaser agrees to buy from the Vendor and the Vendor agrees to irrevocably assign to the Purchaser a 100% right, interest and title to the Shares and Warrants for the issuance of 1.5 share of Ore-More for each Share tendered (the 'Purchase Price"), and for the issuance of 1.5 warrant of Ore-More for each Warrant tendered (the 'Purchase Price"), the receipt and sufficiency of which is hereby acknowledged. For the  Shares of Cougar Energy, Inc tendered by the Vendor, the Purchaser will issue and deliver  shares of Ore-More Resources.  For the  Warrants for Cougar Energy, Inc. tendered by the Vendor, the Purchaser will issue and deliver  Warrants of Ore-More Resources.

2.
The Vendor represents and warrants to the Purchaser that the Shares and Warrants are free and clear of any and all applicable resale restrictions, all liens, charges and encumbrances and are not subject to any right, claim or interest of any other person.

3.
The Vendor further represents and warrants that the certificates and warrants representing the Stock are legal property of the Vendor and that the Vendor will deliver the share certificates and warrants or otherwise cause the Shares and Warrants to be in an a form required to transfer the Shares and Warrants into the name of the Purchaser free and clear of all resale and legend restrictions, except those imposed by the Securities and Exchange Commission.

4.
The parties agree to and shall each do and perform all further acts and things and execute all necessary documents, writings as may be necessary to effect this sale and to transfer the Shares and Warrants in accordance with the terms of this Agreement.

DATED as of January 18, 2010

Ore-More Resources Inc.

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